UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2008

VYTERIS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32741	84-1394211
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

13-01 Pollitt Drive, Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 703-2299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As stated in a Form 8-K filed with the SEC on May 12, 2008, on May 6, 2008, Registrant filed a Certificate of Change with the Nevada Secretary of State which serves to effect a 1-for-15 reverse split of Registrant’s common stock. As a result of the reverse stock split, every fifteen shares of Registrant’s common stock has been combined into one share of common stock; and any fractional shares created by the reverse stock split have been rounded up to the next nearest whole share. The reverse stock split affects all of Registrant’s common stock, stock options, Series B Preferred Stock and warrants outstanding immediately prior to the effective date of the reverse stock split. The reverse split reduces the number of shares of Registrant’s common stock outstanding from approximately 107,959,312 shares to approximately 7,197,288 shares, and the number of authorized shares of common stock has been reduced from 500,000,000 shares to 33,333,333 shares.  On April 30, 2008, Registrant’s Board of Directors approved the 1:15 reverse stock split and a contemporaneous 1:15 reduction in the number of the Company's authorized shares of common stock in accordance with the procedure authorized by N.R.S. §78.207.  Pursuant to §78.207(1), such a reverse split may be effected without shareholder approval.

Upon today’s market open, Registrant’s common stock has begun trading on a split-adjusted basis under the trading symbol "VYTR".

Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record who hold share certificates will receive a letter of transmittal requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. American Stock Transfer & Trust Company, Registrant’s transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYTERIS, INC.

By:	/s/ Donald Farley
Name: Donald Farley
Title: Executive Chairman

Dated:  June 17, 2008

EXHIBITS

Exhibit 99.1                                Shareholder Communication Letter